UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 3, 2009
A. H. BELO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-33741	38-3765318

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 224866 Dallas, Texas	75222-4866

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 977-8200
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 3, 2009, A. H. Belo Corporation entered into the Second Amendment to its Amended and Restated Credit Agreement dated as of January 30, 2009, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of August 18, 2009 (the “Credit Agreement”),with JPMorgan Chase Bank, N.A. and Capital One, N.A. (the “Lenders”). Among other matters, the Second Amendment to the Credit Agreement extends the maturity date of the credit facility from April 30, 2011 to September 30, 2012, reduces the total commitment amount to $25 million, and releases a certain amount of real property securing the facility. The amended facility remains subject to a borrowing base. If borrowing capacity under the amended credit facility becomes less than $17.5 million, then a fixed charge coverage ratio covenant of 1:1 will apply. The Second Amendment also makes certain minor administrative amendments to the Amended and Restated Pledge and Security Agreement dated as of January 30, 2009 (the “Security Agreement”).
The Credit Agreement and Security Agreement as initially adopted are Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed February 2, 2009, and the First Amendment to the Credit Agreement dated August 18, 2009 is Exhibit 10.1(5) to the Company’s Form 10-Q filed November 13, 2009. The full text of the Second Amendment to Amended and Restated Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. A copy of the press release announcing the entry into this Credit Facility amendment is posted on the Company’s Web site (www.ahbelo.com) in the Investor Relations section, and a copy of the press release is furnished with this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

10.1	Second Amendment to Amended and Restated Credit Agreement dated as of December 3, 2009

99.1	Press Release dated December 4, 2009

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 4, 2009	A. H. BELO CORPORATION
	By:	/s/ Alison K. Engel
Alison K. Engel
Senior Vice President/Chief Financial Officer and Treasurer

EXHIBIT INDEX

10.1	Second Amendment to Amended and Restated Credit Agreement dated as of December 3, 2009

99.1	Press Release dated December 4, 2009